Exhibit 10 (d)

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made by and between NewStar Financial, Inc., on behalf of itself and all of its predecessors, successors and affiliated entities (collectively, “NewStar”), and David R. Dobies, on behalf of himself, his executors, heirs, administrators, agents, attorneys, administrators, beneficiaries and assigns (collectively, “Dobies”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NewStar and Dobies agree as follows:

1.	Resignation. Pursuant to Section 5(f) of the Employment Agreement between NewStar and Dobies dated December 11, 2009, a copy of which is attached as Exhibit A (the “Employment Agreement”), Dobies hereby resigns his employment with NewStar effective as of June 4, 2013 (the “Resignation Date”), and NewStar hereby waives the 90-day notice period required under Section 5(f) of the Employment Agreement. As of the next regular payroll date following the Resignation Date, Dobies will be paid (a) all wages earned but unpaid for services performed prior to the Resignation Date; (b) all accrued, but unused vacation time; and (c) all submitted, but unpaid expenses, provided that such submitted but unpaid expenses comply with NewStar’s expense reimbursement policies.

2.	Conditions Precedent. Provided that Dobies signs and returns this Agreement to NewStar, and provided that Dobies does not (and may no longer) revoke this Agreement, Dobies shall be eligible to receive the payments and benefits described in this Agreement.

3.	Pro Rated Bonus. Dobies shall receive a pro rated bonus in the gross amount of $180,555 (the “Pro Rated Bonus”). The Pro Rated Bonus shall be paid at such time in 2014 as NewStar pays bonus compensation relating to 2013 to its then-active employees, but in no event later than March 15, 2014. The Pro Rated Bonus shall be subject to all legally-required and voluntarily authorized deductions.

4.	Insurance and Other Benefits. Except as provided by applicable law or as expressly provided in this Agreement, all benefits provided by NewStar to Dobies will cease as of the Resignation Date, including but not limited to the accrual of vacation time. Dobies’s coverage, if any, under NewStar’s group health and dental insurance plans (“Coverage”) shall cease as of the Resignation Date. However, if eligible, Dobies may elect to continue such Coverage pursuant to federal COBRA law. If Dobies is eligible to, and elects to, continue such Coverage through COBRA, NewStar will pay the applicable COBRA premium for such Coverage on Dobies’s behalf through December 15, 2013. Any Coverage beyond December 15, 2013 shall be at Dobies’s sole expense as provided by law. At all times, Dobies’s Coverage, if any, shall be subject to the terms and conditions of the applicable plan documents and applicable law.

5.	Equity Rights; Lock-Up.

(a)	Dobies previously has been granted certain restricted shares and stock options (“Equity Rights”). The terms and conditions of the applicable plan and grant documents shall continue to govern Dobies’s Equity Rights, provided that, notwithstanding anything to the contrary in any grant document, Dobies shall be provided the entire remaining term of any stock option(s) (as defined in the grant document) to exercise any vested stock options.

(b)	Dobies further agrees that the obligations under Lock-Up Agreements by and between NewStar and Dobies dated December 13, 2006 and March 18, 2009 respectively (copies of which are attached as Exhibits B and C) remain in effect, except as expressly modified in this Section. Specifically, in accordance with the Lock-Up Agreement dated December 13, 2006, Dobies shall hold and not transfer 31,273 shares subject to lock-up under that Lock-Up Agreement (the “Restricted Securities”). Further, in accordance with the Lock-Up Agreement dated March 18, 2009, Dobies shall hold and shall not transfer more than fifty percent (50%) of the gross proceeds from the exercise of any stock options granted on March 18, 2009 (the “Restricted Proceeds”).

(c)	The Restricted Securities and Restricted Proceeds shall be held, in Dobies’s name, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until the period during which Dobies is required to hold the Restricted Securities and the Restricted Proceeds expires. If the Board of Directors of the Company, in its sole discretion, at any time reasonably determines that Dobies has violated or breached any of the restrictive covenants contained in the Employment Agreement at any time prior to the expiration of the period during which Dobies is required to hold the Restricted Securities and the Restricted Proceeds, then all of such Restricted Securities and Restricted Proceeds, as of the date of breach shall be forfeited for no consideration.

(d)	Notwithstanding anything in the Lock-Up Agreements to the contrary, Dobies’s obligations under the Lock-Up Agreements to hold the Restricted Securities and the Restricted Proceeds shall cease as of June 26, 2014.

6.

General Release from Dobies. Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the payments and benefits set forth in this Agreement, Dobies hereby releases and discharges NewStar and anyone acting by, through or on behalf of NewStar, including but not limited NewStar’s directors, officers, employees, representatives and agents (collectively, the “Releasees”), to the fullest extent permitted by law, of and from any and all complaints, charges, lawsuits or claims for relief of any kind by Dobies that he now has, ever had or ever may have against the Releasees, or any of them, whether known or unknown, arising out of any matter or thing that has happened before he signs this Agreement, including but not limited to (i) claims for tort or contract; (ii) claims arising out of, based on, or connected with Dobies’s employment, including terms and conditions of employment, by NewStar and the cessation of that employment; and (iii) claims arising under any federal, state or local labor, employment or discrimination laws, including but not limited to the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Genetic Information Non-Discrimination Act, the Family and

Medical Leave Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, and any other local, state or federal law, policy, order, regulation or guideline affecting or relating to claims or rights of employees. The release contained herein is a GENERAL RELEASE, including of statutory claims. Nothing in this Agreement shall be construed to preclude Dobies from participating or cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other local, state or federal administrative agency, including with respect to a challenge to this General Release. However, in the event that a charge or complaint is filed against the Releasees, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees, or any of them, by any administrative agency, Dobies expressly waives and shall not accept any award or damages therefrom. This release does not include (i) Dobies’s right to enforce the terms of this Agreement, (ii) any right Dobies may have to indemnification from NewStar for actions taken prior to the Resignation Date (whether under any NewStar insurance policy, bylaw or otherwise, provided that nothing in this Agreement shall be construed as an acknowledgement by NewStar that any such right of indemnification exists); and (iii) any right you have under any Company employee benefit plan with respect to any vested benefit.

7.	No Pending Claims; Non-admissions. Dobies represents and warrants that he has not filed any complaints, charges, or claims for relief against the Releasees, or any of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity. Dobies further warrants that he has not previously assigned or transferred any of the claims that are the subject of the General Release contained in this Agreement. It is further understood and agreed that this Agreement does not constitute any admission by NewStar that any action taken with respect to Dobies was unlawful or wrongful, or that any action by it constituted a breach of contract or violated any federal, state or local law, policy, rule or regulation.

8.	Release from NewStar. Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the general release from Dobies and other valuable consideration, NewStar hereby releases and discharges Dobies, to the fullest extent permitted by law, of and from any and all complaints, charges, lawsuits or claims for relief of any kind by NewStar that it now has or ever had against Dobies arising out of any matter or thing that has happened and that NewStar has knowledge of before it signs this Agreement, including but not limited to (i) claims for tort or contract; (ii) claims arising out of, based on, or connected with Dobies’s employment, including terms and conditions of employment, by NewStar and the cessation of that employment; and (iii) claims arising under any federal, state or local labor, employment or discrimination laws.

9.	Unemployment Benefits. NewStar agrees that it will not contest Dobies’s claim, if any, for unemployment benefits, it being understood and agreed that Dobies’s eligibility for unemployment benefits shall be determined by the Massachusetts Division of Unemployment Assistance.

10.	Return of Property. Within two business days after the Resignation Date, or at any earlier time if and as requested by the Company, Dobies shall:

(a)	return all property belonging to NewStar, including but not limited to computers, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals. Dobies shall not retain any copies, summaries, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format, and further;

(b)	to the extent Dobies has stored any NewStar property on any personal home computer(s) or other personal electronic storage device(s), Dobies shall first forward a copy of any such property to Jennifer H. Muldoon (jmuldoon@newstarfin.com) and then shall irretrievably delete all NewStar property from any personal home computer(s) and any other personal electronic storage device(s) within two business days after the Resignation Date.

11.	Nondisclosure of this Agreement. Dobies agrees that the nature and terms of this Agreement are confidential, and further agrees not to discuss or disclose them, without the prior written consent of NewStar, with or to any person, except to federal and state tax authorities, Dobies’s accountants or tax advisors, attorneys and spouse, or as required by law. Nothing in this Agreement shall prohibit or restrict Dobies from cooperating with, or disclosing information or this Agreement to, the Equal Employment Opportunity Commission, or any other federal, state or local administrative agency.

12.	Continuation of Prior Covenants. Dobies acknowledges and agrees that, following the Resignation Date, he will remain bound by the terms of the Employment Agreement to the extent that such terms survive the cessation of Dobies’s employment, including without limitation the covenants contained in Sections 7 (Confidentiality) and 8 (Restrictive Covenants) of the Employment Agreement and all related enforcement provisions. However, notwithstanding anything to the contrary in the Employment Agreement, Dobies’s non-competition obligations under Section 8(b) of the Employment Agreement shall cease as of December 11, 2013, and Dobies’s non-solicitation obligations under Section 8(a) of the Employment Agreement shall cease as of June 4, 2014.

13.	Nondisparagement. Dobies agrees not to intentionally disparage or make negative statements about NewStar or any of NewStar’s officers, directors, or its business reputation. NewStar agrees that it will instruct its officers not to intentionally disparage or make negative statements about Dobies. Nothing in this Agreement shall bar Dobies or NewStar from providing truthful testimony in any legal proceeding, or in responding to any request from any governmental agency, or as required by law, or by court order or other legal process.

14.

Breach. Dobies acknowledges that any breach of this Agreement and/or the Employment Agreement may cause irreparable damage to NewStar and that in the event of such breach, NewStar shall be entitled, in addition to monetary damages and to any other remedies available to NewStar under this Agreement and/or the Employment Agreement and at law, to equitable relief, including injunctive relief. In the event that Dobies institutes legal proceedings to enforce this Agreement or the Employment Agreement, Dobies agrees that the sole remedy available to Dobies shall be enforcement of the terms of this Agreement or the Employment Agreement and/or a claim for damages resulting from the breach of this Agreement or the Employment Agreement, but that under no circumstances shall Dobies be entitled to receive or collect any damages for claims that Dobies has released under this Agreement.

15.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of NewStar and Dobies and their respective successors and assigns.

16.	Severability. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, even after all attempts at reformation or construction have been exhausted as provided in the prior sentence, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement.

17.	Entire Agreement. This Agreement, including its attached exhibits, constitutes the entire agreement between the parties about or relating to the cessation of Dobies’s employment with NewStar, or NewStar’s obligations to Dobies with respect to his cessation of employment, and fully supersedes any and all prior and contemporaneous agreements or understandings between the parties concerning the subject matter of this Agreement, except that certain provisions of the Employment Agreement shall remain in effect as set forth above (and, if applicable, as modified by this Agreement), the terms of the applicable grant documents and Lock Up Agreements relating to Dobies’s Equity Rights shall remain in effect (and, if applicable, as modified by this Agreement). The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement may be changed or amended only by agreement in writing signed by both parties.

18.	Time to Consider Agreement; Revocation.

(a)	Dobies acknowledges that he has been advised in writing to, and has been given the opportunity to, consult an attorney of his choice before signing this Agreement.

(b)	Dobies acknowledges that he has been given the opportunity to review and consider this Agreement for at least twenty-one (21) days before signing it and that, if Dobies has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)	Dobies further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven day period has expired. To be effective, any such revocation must be in writing and delivered to NewStar’s principal office, to the attention of Jennifer H. Muldoon, by close of business on the seventh day after signing and must expressly state Dobies’s intention to revoke the Agreement. The eighth day following Dobies’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d)	The parties also agree that the release provided by Dobies in this Agreement does not include claims under the Age Discrimination in Employment Act arising after the date Dobies signs this Agreement.

19.	Representations. Dobies acknowledges that the benefits afforded to him under the terms of this Agreement exceed any legal obligation of NewStar and provide valid consideration for the General Release contained in this Agreement, and the parties attest that no other representations were made regarding this Agreement other than those contained herein.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the Counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

21.	Choice of Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit permitted to be filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.

IN WITNESS WHEREOF, NewStar and Dobies have duly executed this Agreement as of the dates written below.

NewStar Financial, Inc.		David R. Dobies

By:	/s/ JOHN KIRBY BRAY	/s/ DAVID R. DOBIES
	Name: John Kirby Bray	David R. Dobies
Title: Chief Financial Officer

Date:	6/14/13	Date: 6/6/13